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                                                                     Exhibit 8.1

                               [Form of Opinion]

(212) 912-7633


                                                                          , 1997


Astoria Financial Corporation
One Astoria Plaza
Lake Success, New York 11042-1805

                   Re: Merger of The Greater New York Savings Bank into Astoria Federal Savings and Loan Association


Dear Sirs:

              You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of The Greater New York Savings Bank ("GNYSB"), a New York chartered stock savings bank, into Astoria Federal Savings and Loan Association, ("Astoria Federal"), a federally chartered savings bank and wholly-owned subsidiary of Astoria Financial Corporation ("AFC"), a Delaware corporation. The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of the 29th day of March, 1997 by and among AFC, Astoria Federal and GNYSB (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in AFC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or in the Proxy Statement.

              In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of Astoria Federal, AFC and GNYSB as we have deemed appropriate. We have also relied,
without independent verification, upon the          , 1997 letters of Astoria
Federal, AFC and GNYSB to Thacher Proffitt & Wood containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by Astoria Federal, AFC and GNYSB in the foregoing letters are true, correct and complete. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.
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Astoria Financial Corporation.
          , 1997                                                          Page 2


         Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

                  (1) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

                  (2) No gain or loss will be recognized by Astoria Federal, AFC or GNYSB as a result of the Merger;

                  (3) Except to the extent of any cash received in lieu of a fractional share interest in GNYSB Common Stock or of any Cash Consideration received, no gain or loss will be recognized by holders of GNYSB Common Stock who exchange their shares of GNYSB Common Stock for shares of AFC Common Stock pursuant to the Merger;

                  (4) The tax basis of the shares of AFC Common Stock received by each holder of GNYSB Common Stock who exchanges shares of GNYSB Common Stock for shares of AFC Common stock in the Merger will be the same as the tax basis of the shares of GNYSB Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest of GNYSB Common Stock for which cash is received and by the amount of any Cash Consideration received, and increased by any gain recognized on such exchange;

                  (5) The holding period of the shares of AFC Common Stock received by each holder of GNYSB Common Stock in the Merger will include the holding period of the shares of GNYSB Common Stock exchanged therefor, provided that such stockholder holds such shares of GNYSB Common Stock as a capital asset at the Effective Time;

                  (6) No gain or loss will be recognized by the holders of GNYSB Series B Preferred Stock who exchange their shares of GNYSB Series B Preferred Stock solely for shares of AFC Series B Preferred Stock pursuant to the Merger;

                  (7) The tax basis of the shares of AFC Series B Preferred Stock received by each GNYSB stockholder who exchanges GNYSB Series B Preferred Stock solely for shares of AFC Series B Preferred Stock in the Merger will be the same as the tax basis of the GNYSB Series B Preferred Stock surrendered pursuant to the Merger; and

                  (8) The holding period of the shares of AFC Series B Preferred Stock received by each holder of GNYSB Series B Preferred Stock in the Merger will include the holding period of the shares of GNYSB Series B Preferred Stock exchanged therefor, provided that such stockholder holds such GNYSB Series B Preferred Stock as a capital asset at the Effective Time.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of GNYSB and its
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Astoria Financial Corporation.
          , 1997                                                          Page 3


shareholders, Astoria Federal and AFC, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger - Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement which is a part of the Registration Statement.

                                            Very truly yours,

                                            THACHER PROFFITT & WOOD

                                            By: